Exhibit 99.1

The following are remarks relating to the proposed merger of The Williams Companies, Inc. (“Williams”) and Energy Transfer Equity, L.P. (“Energy Transfer”) presented during a town hall meeting with employees held by Williams on September 30, 2015 and made available for replay starting October 1, 2015.

Remarks from Williams Town Hall on September 30, 2015:

Rob Hatley:

That’s the quickest everybody’s quieted down. Thank you. Good morning everyone, and welcome. We’re glad to have you all here. I want to thank you for joining us today on such short notice. I also know that you all are anxious to hear from Alan, and I can assure you that he’ll be up here in just in a minute. But there are a few things that I’d like to take care of first before that. We know that you have a lot of questions, and we understand and appreciate why knowing the answer to each question is very important. Unfortunately, we won’t be able to address many questions at the end of today’s event. This is primarily due to the SEC disclosure requirements and the tight legal restrictions that are placed on us as we work through the transaction review process, so I appreciate your understanding in that regard.

However, I can tell you that we have received a large number of questions and appreciate that, and a lot have already come in even since the announcement. And the vast majority of those questions have really related to two primary topics: one is the deal valuation, and also, the other one is benefits-related items. Don Chappel will be on stage here in a bit to speak about the deal valuation. The information he’ll present should shed some considerable light on the financials behind the decision that was made, and hopefully address a majority of the questions already raised about this transaction.

As far as your questions about benefits, pensions, and what the organization will look like, it’s simply too early to be able to address and answer many of those questions accurately and completely. There is a lot of work that still needs to be done, and that needs to be done on both sides, as you can imagine. Please continue to submit your questions to MyWilliams@Williams.com. As I said, we’ve received several — probably 50 or 60 at this point — and they kind of fall into big buckets. And we really appreciate that, because it’s important for us to be able to categorize those, to capture them, to put them in categories and get them to the appropriate people, as I mentioned. We’ll answer questions as quickly and as fully as possible, and we’ll keep you informed of important developments as they occur. Now, I’d like to turn it over to Williams president and CEO, Alan Armstrong.

Alan Armstrong:

Well, hello everyone, and thanks for being here this morning. I, first of all, want to say a big thanks to a few folks that have been having to work around me lately, and I’ll tell you that we’ve had some really tireless professionals that have really put in a tremendous amount of effort on the part of the company. And I will tell you that I haven’t been the most pleasant to work with, and I just want to — to those folks that have been putting up with me, I just want to say thank you very much, and I appreciate the way you all supported me despite my attitude sometimes. So I want to get that out of the way right off the bat here.

I certainly — you know, today, we do want to give you as much information as possible, but I always want to be clear with you that as frank and open as I’d love to be with you about everything and what’s going on, this is going to be a lot more scripted process than you typically would see from me, just because we are in a very tight disclosure process from an SEC standpoint, and so you’re going to see a little more scripted version today than I would prefer and that I hope you would like to see. But we are in a difficult period right now from a disclosure standpoint, so it will be pretty tight.

As Rob mentioned, Don Chappel is going to provide some additional context on the deal valuation, and so I know there has been a lot of questions about that. So Don will do his usual nice job of going through that from an analytical perspective, and I want you to hear that. Another thing I wanted to take clearly on my shoulders is — I know there was a big disappointment that Kelcy Warren wasn’t here today, and I’ve had several conversations with Kelcy over the last couple of days and leading up to this, and a lot of that was at my direction. So please don’t put that — that was a joint decision on our part, but please don’t put that on Kelcy’s shoulders, because that really was me wanting to make sure that we had a time for me to explain this situation and this process initially, and then let Kelcy come back. I think he’s planning to be here with some of his team on October 13th, so they will have had a chance to prepare a little bit more for that and be able to hit the ground running a little better. So it’s not fair to put that off on him. I do know that he’s looking forward to meeting with many of you and sharing his perspective on the transaction.

So what this means for employees of Williams, first of all, I’ll just tell you that I’m extremely proud of this employee group and what they’ve accomplished and what we’ve accomplished together. It has really been something we can all be very proud of in terms of what we’ve been able to do. We’ve had a very strong commitment to a very clear and focused strategy. We’ve assembled an incredible set of assets for Williams and, I think, one of the hardest working and talented teams in the industry right here at Williams, and I’m very proud to be able to be a part of that. So I would just tell you, as well, there is not anybody that has been more confident, more passionate about Williams’ strategy and our people and our future more than me, so it’s very natural, I think, for a leader of an organization to be very passionate about what we’ve accomplished. It has been a strategy that we’ve all embraced, and I’m very proud of the way that you all have all taken that on and the way we’ve always found a way to step through change together. This is one of those times where we’ve got to pull together and step through change together, and we’ve done a great job of doing that over the years, and it’s time for us to do that again.

So while certainly very natural for us to have a lot of mixed feelings about this decision, the right thing for us to do is to remain focused and diligent on the work that we have out in front of us and really be true to the founding, core values of our company. And those core values certainly will endure if we choose for them to, so that’s something I would tell you that we own, and I hope that you’ll do what you can to remain focused on that and bring honor, really, to the Williams legacy while embracing change for the opportunities that we’re all going to get an opportunity to see.

So moving to the board’s task, the board’s task was certainly a very, very difficult task, and I would tell you that they took it very seriously. At the end of the day, they have a duty to the shareholders, and that’s a duty that they have to fulfill, and that’s what they went about the process of doing. So they got a lot of — certainly, it was a long, deliberate process. They got a lot of input from shareholders, and the board determined that the combination with ET was the appropriate path forward. So I’ll tell you that you shouldn’t assume that there wasn’t a lot of wringing of hands and a lot of very serious deliberation about the proper path for the company forward. It was not taken lightly, and I can assure of that.

But as we do look to the future, it’s certainly important to remember that the Williams Partners Organization will remain a publically traded company based right here in Tulsa. And I would tell you, as soon as we can all pick ourselves up and dust ourselves up, that we really ought to be focused on what we can do in the future to have a very positive influence as an organization and have a very positive influence on what’s going to be a very large and substantial company. The better we’re performing our job and the better we’re running the businesses as Williams Partners, the more influence we’re going to have on the culture of the new, broader organization, and the more leadership opportunity we get by performing well. So I would just tell you that a lot of that destiny is in your own hands, in terms of making a difference for this company, looking forward. So just remember that your circle of influence is really what you decide to let it be, and we — the better you’re performing and the better we’re executing, the better job we’re doing of leading the kind of values that we’ve all grown to love, the more ability we’re going to have to have positive influence. So I would ask you to try to keep a compass to that direction as we step through a lot of this change.

Our focus and success that we’ve had on connecting the best natural gas supplies to the very best natural gas markets will complement the ETE broader family of companies. They’ve done a nice job of getting out and starting to look at the export markets, because we do have such an abundant supply here of both gas and natural gas liquids, and somehow, all the abundant supplies here in the US have got to find additional markets. I look at that as a real positive for the future, in terms of really being able to help our customers get access to bigger markets and really taking that market access to the next step. So certainly as a combined company, we’re going to have enhanced prospects for growth. We’re going to be better able to connect our customers to more diverse markets, and we have more stability in an environment of low commodity prices. So we really need to embrace those positives and work hard to take advantage of that.

So I do know that change is hard, but I will ask that, as we’ve done before in 2012-Plus and with the Access Midstream acquisition, you allow your core values to guide us through this transition and certainly beyond that. So Williams has an amazing history, and we’ve certainly — I’ve been here almost 30 years now, and we’ve certainly seen our fair shares of ups and downs over the years. And regardless of what may come, we’ve got to stay focused on looking to the positive and to helping fellow employees push through this. This is going to be hard on some and less hard on others, but we’ve all got to reach around and help everybody push through this and really look for those positives. I would just tell you that it’s very, very difficult in times like this to push through something like that. The quicker that we do that and the quicker that we embrace each other and help each other get through that, that’s what great organizations do, and it’s what great teams do. And I know this organization is very capable of doing that, and I look forward to seeing the leaders start to step up and do that.

Certainly, as much as we may want to throw a pity party for ourselves, it is not going to do any good, so I can tell you that. As much as I’d love to just get out there and wallow in the pity with you, that’s not my job as a leader, and it’s not where we need to be. We need to show what we’re made of and step up and be positive and move through this. So we are very early in this process, and there certainly remain a lot of unknowns. So what I can tell you is there really is no immediate change to our operations. We’re the largest Williams organization as a result of this transaction in the immediate term, and this certainly includes our presence here, in Tulsa, and across all of our operating areas in the major cities where we operate. So we certainly have got to rely on each other to continue to stay focused on our daily responsibilities and with our ultimate objective of maintaining safe, secure, and reliable operations that create value and serve our customers every day, and that’s it. We’ve really got to stay focused on that. It’s hard. In times like this when people are upset about things, it’s hard to stay focused on that, but we absolutely have to do that. We cannot let our guard down around what we’re about and making sure that we stay focused on keeping our employees safe and serving our customers well.

So I want to thank you for the incredible hard work and commitment that you all put in each day to make Williams a truly great company. I’m certainly very proud of what we’ve built together, and certainly the business that we’ve grown is a very attractive business and will be part of something very, very substantial and a very important part of a very substantial infrastructure company for the future. So I just want to tell you that I know a lot of us around here bleed blue, and I can’t tell you how much I appreciate that dedication to the company, and it certainly makes it a privilege for me to come to work every day, and I’m truly honored and blessed to call many of you my friends and colleagues out there. I look forward to continuing to do that in the future as well, and so again, I would just ask you to shake it off, get focused on the positives, and move forward, and I know we’re all very capable of doing that, so thank you. I’m going to turn it over to Don now, and then I’ll be back up to take on some pre-submitted questions that came in earlier, so Don.

Don Chappel:

I’d like to say good morning and thank Alan for his words of wisdom and leadership through this very challenging period. But again, much like Alan’s remarks, I know this team can work through change and do it in a real positive, value-adding kind of a way. This team did it in 2002 when the chips were down, did it in the financial crisis in 2008, 2009, drove through all the change with a real positive attitude and value-creation attitude, and the Williams 2012-Plus initiative, which was long and fraught with uncertainty, and then, once again, with the Access integration. So I think you all know what change is about and how difficult it can be and how much uncertainty that it is, but we need to embrace change, because change is ever-present in our lives and certainly in business.

So with that, I’ll just turn to some numbers to try to explain — maybe Cliff Notes. So this is super simplified relative to the reams of information that the board was asked to digest and the board asked for, so a tremendous amount of information over an extended period of time that began early this year. So with that, why don’t I dive into it here? First, I just thought maybe we’d just take a minute and look at long-term sector performance. And obviously, you can see ETE, there, kind of really soared after having really gone public in 2006. But really, the point of the chart was really the ups and downs in the stock market and particularly in the energy market. And I was looking at this chart in the 2007, ’08, ’09 period, and you can see 2007 — we’re blue there, and you can see — we hit a price, if I recall, of about $40 a share in June, 2008. And then the world fell apart in the fall of 2008 with Lehman’s bankruptcy and AIG and worldwide global financial crisis. You can see what happened to our stocks. So we were at about $40 a share, and we fell to less than $10, so we fell to one-fourth of where we were trading. It was pretty ugly, not just for us, but for major financial institutions and even the major automotive companies. So the market went up, and then the market went down really, really hard, and if we went back further, we’d see it with the tech industry and a number of other things. But that was just kind of the point of the chart, that there are cycles. Some are in our industry. Some are more broad than that.

And then beyond that, we went on a journey here — excuse me, back it up — where value started to really incline, and that was really the shale revolution, if you will, the tremendous amount of oil and gas that was available here, in the US, at very low cost, that technology enabled and innovation enabled. We enjoyed an enormous amount of growth, as did our competitors. As well, interest rates were quite low, and the stock market put a very high valuation on our business as well as many others, and you can see that we enjoyed enormous growth during that period. We’re up tremendously. I’ll just say that. Obviously, you can see all the ups and downs in the chart here, and there are some amazing ups and some amazing downs. You can see here — and for those that aren’t in the room — in the July 2014 period, that’s when we made the Access announcement, and the market loved the deal, and our share price jumped up 20% in one day. And then, you can see a little later here, when things got a little more tough going, obviously, we took a pretty big decline. So we’re seeing some pretty big declines in the market right now. It doesn’t mean they’re forever. We’ve been up. We’ve been down. Right now, we’re down, and commodity prices are pretty low. Don’t know where the bottom is. We like to think we’re there, but who knows.

So maybe just moving on — a little bit about the process — back in June, you recall, we announced that the company had received an offer from ETE, that exchange ratio of 0.9358 per share. That’s a value of ETE and a multiple of Williams. We calculated the time based on the closing price pre-announcement — I have an echo up here I don’t know if we can fix; we can turn that mic off, perhaps — of $64 a share. So if we took the ETE price, which was a little over $69 at the time, times that 0.9358, we got about $64 per Williams share of value that was up 32% from where we traded just prior to announcing that publicly. ETE actually made the offer about a month earlier. The premium was about 20%, but because of the way we traded, it actually went up to about 32%. The board looked at the offer, thought hard about it, and felt that we had a very bright future ahead ourselves, and, as well, there might be even better options. So the board rejected ETE’s offer and decided to undergo a strategic review to evaluate all of the options, whether they be mergers with other parties or Williams continuing on its own with the current strategy or any revisions to the strategy. So that launched a major process that was quite public. We had a lot of interest from many other companies. We had extensive meetings with many other companies, but at the end of the day, the board concluded that ETE was the best merger partner and chose to negotiate with ETE after, again, extended diligence of ETE’s standalone business, a complete, clear understanding of how we expect the combined business to perform in a variety of environments, and then, as well, to negotiate some very important deal terms and value certainty. So that was a very complex process that took a number of months and continued just about until the announcement on Monday morning, this week.

Now, let’s get to some numbers. So this is a little complicated, but you can see the headline here that says, “The ETE deal supports WMB’s valuation despite challenging industry conditions.” You’ll say, “Well, how can we say that?” So I’ll kind of walk you through that. So on the left side of the slide here, this is June 19th. The zero is before the ETE offer was announced. We were trading at $48.34. Upon announcement, our share price went up $12.55, I believe, so tremendous increase in our share price. You can see the big jump up as the market looked at that deal. So we were up over $60 — not quite to the full $64, because there’s always some risk that the deal doesn’t go through, and in fact, our board rejected the deal.

So that’s where this started, and you can see here — I’ll just start moving over to the right — you can see the S&P 500, and that’s a broad array of industries, financials, automotive, healthcare, energy. But during this period from June 19th until September 29th, the S&P average — the 500 was down 11% — modest decline over three months. If you look at Williams, Williams was done from this point 28%, so pretty severe decline. As well, the Alerian index, which is a conglomeration of MLPs that form an index much like the S&P 500 — that was down 33% — pretty good indicator of what’s happening in our industry. And then Kinder Morgan, who we named as our closest peer from a valuation perspective back in May, when we announced the WPZ buy-in, we felt that the way they traded was a good benchmark for how Williams would expect to trade, particularly after the WPZ buy-in. We thought we would trade at or a bit better than Kinder Morgan because of our growth profile, but Kinder Morgan was down 34% during that same period. So it just gives you some idea of how much pain there has been in the energy sector, so again — we’re down 28%, the Alerian is down 33%, and Kinder is down 34%. We believe that had it not been for the ETE deal, we’d be down there with the rest of that group.

So maybe to walk through some numbers, and then I’ll say this is hypothetical, because again, there’s no perfect peer set. But again, June 19th, prior to the announced offer — this is the bottom left-hand side of the slide for those that are not in the room — again, we were at $48.34. The current implied transaction value, when you take the transaction math — because it’s really an exchange ratio — it was worth $36.77, and that’s the exchange ratio times ETE’s price with a cash component. The current actual price when we closed yesterday was $34.93, so just a little less than $2 below the implied price. And the calculated price, if we take Williams — $48.34 at the beginning of that period back in June, June 19th — and we take 33% off it, much like the Alerian index traded down 33%, that would yield a price of $32.39. So if we traded — if ETE had never showed up, and we traded just like the Alerian index, we would be trading at about $32.39.

Or, if we traded like Kinder Morgan, that we indicated was our closest peer from a valuation standpoint, again, we’d be trading at $31.90. And again, we all have our special factors, but those are, I think, a couple of benchmarks that you can use to try to understand why our stock price has gone down so far relative to where we were a few months ago, and relative to the first offer. So that first offer that we received with the exchange ratio is still there. The exchange ratio didn’t change; it’s just the value of the entire complex, including ETE, Kinder Morgan, all of the others in the Alerian Index have declined sharply since that date. So taking that exchange ratio times ETE’s value yields the kind of stock price that we see. Here it was $34.93, and, again, if we use the Alerian or Kinder Morgan, it would actually be below that. So that’s what supports the headline here, that the ETE deal, in fact, is supporting our stock price to some extent, not nearly as much as it did in stronger market conditions, but there’s still some support to our stock price relative to where we think it would trade if there was no deal.

So with that, I’ll turn the page here. This is a little of the exchange ratio math, so for all you math experts out there, I’m sure you’ll have a lot of fun with this. But the June 22 ETE initial proposal was a 0.9358 exchange ratio. Their shares were trading at $68.39 at that point. That’s how you got the $64. By July 27th, ETE took an action on their own; it had nothing to do with us. They decided that a $68 share price was getting a little high for retail investors, and they wanted to cut it in half. How do you do that? You split your stocks, so everyone gets two shares for one, and it cuts the price in half. So pretty simple math, but basically had twice as many shares, but each share had half the value, so you had to double the exchange ratio. So we went from 0.9358, multiply it times two, we get the 1.8716. And then the announced agreement, September 28th. ETE’s stock price now is $23.24, reflecting both the split and the sharply lower market conditions. Multiply that times that expanded exchange ratio as a result of the split and you get $43.50. So when the board made its decision that that was the calculated value, there was a 10 cent dividend (break in audio) will be paid right at about closing. There was also part of the final deal that was not part of the original deal, and there was a lot more, I’d call it, value protection in the September 28th deal versus the original June 22 offer.

The board, as Alan indicated, after extensive analysis — and, again, a lot of people here in this room, or on the webcast, put a lot of effort into diligencing a variety of counterparties, and producing diligence materials, and responding to hundreds of questions asked by counterparties. So, tremendous amount of work, but once it was distilled down the Board concluded that the merger with ETE was in the best interest of shareholders, and, as Alan mentioned, the board has a fiduciary duty to shareholders. The board is the elected representative of those shareholders, and they take their role very, very seriously. And they concluded that, again, this was in the best interest of shareholders, despite personal feelings, and certainly a desire to support this incredible management team, and set of assets have been created.

Turning the page, now maybe we can just kind of look forward a moment, and this will be better described, I think, by the ETE team that made this presentation, but I have three slides from their presentation. We talked a lot about value, but one of the things that the board looked at is what’s the value of the combined company relative to the very bright future that we had together. But when you look at this map, which is a combined map of our assets, combined with the ETE assets, you do get an incredible footprint from which to grow, serve customers, and create value. And certainly Alan is much better positioned than I am to talk about all the assets, but I’ll just give you a thumbnail here, some of the key differences. ETE is big in the crude transportation business. They’re big in the NGL transportation business, as Alan mentioned, getting into the export business. So they’re in a number of businesses that we touch relatively lightly, and certainly we’re much bigger in the gathering and processing area, particularly in the Northeast, and some of the interstate pipelines. So that’s a glimpse of the map. I won’t talk about all the statistics. This presentation is available on the ETE website. I think it’s now available on our own website, as well. It’s, I don’t know, 20 slides or something like that, so there’s quite a bit of information there.

The next is just really the headline: “Merger creates one of the largest energy franchises in the US.” If you’d read across the top line there, a number of the brands — obviously Energy Transfer, Williams Partners, Sonoco Logistics, Lake Charles LNG, LNG import terminal today that they’re working to turn around and make it an export terminal, so that project is not yet sanctioned. They’re very enthusiastic about it, and certainly it’s a big value creation opportunity if they can pull it across the line. They have their export permits, and what they need now is a customer commitment from BG/Shell, and they’re in the process — Shell and BG are in the process of merging, and then they’ll have a decision to make as to whether or not to sanction the project. And then Sonoco LP, which is a retail gasoline distribution and related activities.

And then finally, just in terms of the scale of this enterprise — and, again, this was measured a few days ago, but it created the fifth largest energy infrastructure company, or the energy company, in the world, as you can see there, with an estimated at the time $140 billion enterprise value. We’ve seen some slippage in the market over the last couple of days, so I think most of the energy companies lost some value, but nonetheless, it’s all relative, and you can see here moved up a great deal by the combination of two very, very large, very successful companies. And you can see where the pro forma Williams Energy Transfer stands there with $149 billion of enterprise value at that time, right behind Chevron and ahead of BP, and well ahead of others in our sector, including Kinder Morgan and EnBridge? and Enterprise Products. So very exciting and formidable force in the marketplace. Down at the bottom, as well, the ETE family would include three of the largest investment grade MLPs by enterprise value, with ETP, WPZ, and then Sonoco Logistics. So that’s just a little I’ll call it teaser relative to what you’ll be hearing more about in terms of the strength of the combined company, but I thought I’d leave you with that, because that was obviously a big part of what the board saw in determining that the path ahead would be even brighter through the combination of the company than we could accomplish on our own. So with that, I’ll turn the microphone back to Sarah. Thank you.

Sarah Miller:

Is the microphone on? Can you hear me? OK, good. I’m Sarah Miller, and I’m the General Counsel of Williams, and I really appreciate the opportunity to talk with you all today. One of my most important jobs, of course, is to make sure that we remember what our legal obligations are, so I’m going to take a brief moment just to remind us what we need to be thinking about as we’re in this period after the merger’s been announced but before it closes.

So as we previously announced, we expect the merger will close during the first half of 2016. Between now and then, we’ll be filing information about the transaction with the Securities and Exchange Commission to facilitate a vote by Williams Shareholders about the transaction. We will also be filing documents with the Federal Trade Commission and the Department of Justice as they perform their review of the transaction to consider how it affects competition, just like they do for all transactions of this size. These are all ordinary efforts. In the meantime, however, Williams, Williams Partners, and ETE are each independent, publicly traded companies, with responsibilities to their own shareholders, and, of course, duties to comply with the law. Premature coordination between our businesses too early is considered gun jumping, and it can violate antitrust rules. As competitors, Williams and ETE must remain full arms-length competitors until the deal closes. Please take a moment when you get back to your desk to review the company’s antitrust policy. It’s on our intranet site under Policies under Enterprise. And then, for the moment, what I thought I might do is just remind you of a few of the key points from that.

So we should compete vigorously and ethically. We should deal honestly, directly, and fairly with our customers, competitors, and suppliers. We should avoid meetings and communicating with competitors unless it’s clear that it’s for a lawful purpose. We shouldn’t agree with competitors on prices, sales territory, customers, distribution practices. We shouldn’t exchange competitively sensitive information. We should instead ensure that we are practicing independent decision making and vigorous competition. We shouldn’t even discuss competitively sensitive information, and anything other than that we should check with the legal department to make sure it’s appropriate. We should communicate with care, and this is something that’s probably really important. All of us can take a moment and make sure that we’re reading our emails, our texts, whatever, to think about what we put. Don’t be careless. Don’t joke. It’s our normal smart communication practices that you all try to fulfill every day. Just think about what you’re putting there, and make sure whether it could be misinterpreted in hindsight. As a general rule, most employees should not be communicating with ETE. Integration discussions will occur among designated employees. In the meantime, your current supervisor is still your current supervisor. Williams’s delegation of authority policy is still our delegation of authority policy.

We do have obligations under the merger agreement. I’m not going to go into the details of those here — it’s a little bit complex — but I did want to assure you that each of the company’s lawyers are studying the terms of the merger agreement. In fact, we have a department-wide meeting today to talk about them. We’re also studying the antitrust guidelines, so they’re fresh at the tip of our tongue and front of our mind. So we’ll be able and ready to help you spot issues, and help you find the right path forward. So reach out to each of the lawyers in the department when you have questions to ask for help. But otherwise, simply put: perform business as usual. I know that can be hard, but please keep focused. Thank you.

Alan Armstrong:

Thanks, Sarah, and I just want to reinforce that message that Sarah had, because I think a lot of people will be wanting to look forward, and gee, where does this go, and how do I contribute to the bigger, broader organization, and I appreciate that, that everybody will want to do that, but I would just tell you that this is a very, very large transaction, and it will be seen with a lot of scrutiny, I’m sure, from the FTC, and so we absolutely, more than usual even — I mean, we always have transactions, and we’re always up against FTC issues, but I would just tell you we need to be very, very careful, because you never know when something that on your part you thought was perfectly fine and perfectly appropriate for the best interest of the future, you really do need to be careful. And we need to remember: we’re still, like, you know, until closing, which we’ve said would be in the first half of 2016 — and we don’t know exactly when that could be, you know, and so I wouldn’t even try to speculate, but it is going to be a long period here, and we are still operating as the Williams Companies. We still are the Williams Companies. We have the duties to the shareholders of the Williams Companies. And we need to remember our same governance, our same policies. And there will be some high-level interaction on issues with ETE, but please just remember, it’s our policies, our procedures, everything that we run the business today, until you’re told otherwise. So please remember that, and that really will make our lives a lot simpler. And you may get asked to contribute into a team later in the process, and if you do, I’m sure you’ll help out on that. But in the meantime, be careful about going too far beyond running the company as we normally would run the company.

So thank you for that, and, you know, I think the best thing we can do in those situations is just to remember that we are a separate public company, and even in the future, as Williams Partners, this will be a separate publicly-traded company as Williams Partners. And there isn’t any ifs, ands, or buts about that, and it’ll have all those same obligations of a public company with its own separate group of public unit holders, and we need to remember that.

We’ve got some questions that came in, and, again, I said on the front end that we were going to have to be fairly scripted on this, so we’re not going to open this up to a broad set of questions today, but we will try to hit some of these things that we have kind of seen as some of the thematic questions that have come in. Many of them are around benefits, and so Robyn Ewing is here today, and I’ve asked her to take some of these questions. So I’ll lay out the question, and then I’ll ask Hop-a-long down here, (laughter) who still thinks that she is fast and fleet enough to be playing hide and seek with her grandchildren, (laughter) to answer some of the questions for us down here. So the first question was: what will happen to our benefits in the event that the proposed merger closes in general, and the Williams pension plan specifically?

Robyn Ewing:

Until we close, benefits will stay the same as they are today. You know, you’ll continue to use your health plans the way they are, and in November, when we have open enrollment, you’ll enroll in the benefit plans, as well. I will also remind you, in terms of the pension plan, that accrued benefit is still there, and that cannot be reduced retroactively, and our pension plan is well funded. What happens to the pension plan post-closing will be ETE’s decision. The one exception to this is the ESPP, the Employee Stock Purchase Plan. We will not extend an offering for 2016 for the ESPP.

Alan Armstrong:

OK, great, thank you. And how will AIP be handled?

Robyn Ewing:

AIP will be handled the way it has been handled in the past. The difference, of course, may be when we close. So the calculation of AIP will either be based on unaudited financials, depending upon closing, or audited financials, but our comp committee will use the same process for reviewing those results and approving what we pay out if we — when we close in 2016.

Alan Armstrong:

And finally here, how will benefits annual enrollment be handled this year?

Robyn Ewing:

It’ll be handled the same as it’s always been handled. You’ll have the same communication, and you’ll enroll in benefits like you have before.

Alan Armstrong:

And how will the new company allow — will they allow us to wear jeans every day? (laughter)

Robyn Ewing:

I think you added that, didn’t you?

Alan Armstrong:

Yes, that’s for Valerie out there.

Robyn Ewing:

Maybe you’d like to answer that one. My answer would be yes, but I’m not sure.

Alan Armstrong:

OK, thanks, Robyn. I think that’s all the benefits questions. What will the combined organization look like after the merger? And so I would just tell you this is really premature to speculate on that, and I would just tell you that we’re certainly, as we find that out, we’re certainly committed to being as transparent as we can be possibly, given disclosure, but we’ll move through this disclosure process here fairly quickly, and then we’ll be able to communicate as we know things around that, but I would just tell you that that’s very unknown.

I will, though, tell you that the way that the Energy Transfer families are set up today, they do have their own independent partnerships, and they operate as fairly independent partnerships. So, for instance, Sonoco Logistics today, who was originally a Philadelphia company, is still a Philadelphia company today, and still operates under the name Sonoco Logistics, and so that is how they have done it historically. Now, I’m not telling you that that, therefore, will be the future, but historically they have been fairly committed to this concept of leaving these partnerships operating. That doesn’t mean — and please don’t hear this — that doesn’t mean that they don’t consolidate corporate functions where they can, and so I can’t tell you to what degree they will or won’t do that, but you shouldn’t read that in, that there won’t. But I would tell you that they have been pretty hands off as to the running of the business within the partnerships, and those partnerships have continued to exist. So really premature for us to speculate on what it will look like in the future. I can only tell you what they’ve done in the past, so that’s about as much as I can tell you on that.

Who should I contact if I have additional questions? And I would tell you that there’s certainly a lot of questions that are flying around, and we’ll try to answer as much as possible, but I think, by far, the best way to put those out there, and as those questions become common themes we’ll try to address them, is put your questions on the MyWilliams@Williams.com, and that’s how we’ll try to catalog questions and take them in, and, again, figure out what are the most common theme questions that are out there. So… Yes, sure, sure.

Robyn Ewing:

Since we’re in the middle of the United Way campaign across our company, I’m sure many of you have questions around should I contribute, will my contribution even be matched, and I want you to know that that was one of the things we really stressed, and Sarah did a marvelous job talking with ETE about that. And they intend to match our United Way contributions, so please, if you had any concern about that, please know that they intend to do that, and that our communities will greatly benefit from that going forward. So I just wanted to tell you that. Thanks.

Alan Armstrong:

Great, thank you, Robyn. That’s a very important point. And I would just say that, you know, I think the fact that we still will have Williams Partners headquartered here in Tulsa, and continue to be an important part of Tulsa, is really significant in a transaction like this, and, you know, you may not like where we are on this today, but I’ll tell you, that is relative to some of the outcomes that might have come out of this. That is a pretty darn good place to be to have the Williams Partners and the Williams Partners name and still have it being headquartered here in Tulsa is still actually — is actually a pretty significant positive, from my perspective, again, given some of the outcomes that might have come out of this process. So, you know, with that, I will just tell you, you know, believe me, anybody knows this is tough, it’s me, and I’m not going to be able to hide that from any of you all that know me well, but I am very committed to getting my chin up and making the very best out of this, making great opportunity for the employees here, and continuing to find a way to make this company, as Williams Partners and as a part of ETE, make it part of something great, and continue to provide great employment opportunity for people here at the company. And that’s what I’m going to be, you know, extremely committed to here as we’re in this process. And so that you have my word on, that that’s the kind of thing I’m going to be committed to. And I think that’s very aligned with shareholder interest. And why? Because I think this is the best group of employees running the business today, and so, for the benefit of the shareholders, it’s important to me that all the great talent and the passion and the energy that this group of people has gets resurged and comes back in a very strong and positive way. So thank you all very much, and I really appreciate everybody being here, and I hope that when the ETE team comes here on October 13th that you’ll listen to that with an open mind, and figure out how you can make a very serious positive contribution on your own part to the future. So with that, thank you very much, and appreciate everybody being here today. (applause)

No Offer or Solicitation

This document shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended (the “Securities Act”).

Additional Information and Where to Find It

The proposed transaction involving Energy Transfer and Williams will be submitted to Williams’ stockholders for their consideration. In connection with the proposed transaction, Energy Transfer Corp LP (“ETC”), Energy Transfer and Williams will prepare a registration statement on Form S-4 that will include a joint proxy statement/prospectus for Williams’ stockholders to be filed with the Securities and Exchange Commission (“SEC”), and Williams will mail the joint proxy statement/prospectus to its stockholders and file other documents regarding the proposed transaction with the SEC. This document is not intended to be, and is not, a substitute for such filings or for any other document that ETC, Energy Transfer or Williams may file with the SEC in connection with the proposed transaction. SECURITY HOLDERS ARE URGED TO CAREFULLY READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE REGISTRATION STATEMENT ON FORM S-4 AND THE JOINT PROXY STATEMENT/PROSPECTUS, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The registration statement, the joint proxy statement/prospectus and other relevant materials (when they become available) and any other documents filed or furnished by ETC, Energy Transfer or Williams with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, security holders will be able to obtain free copies of the registration statement and the joint proxy statement/prospectus from Energy Transfer by going to its investor relations page on its corporate website at http://ir.energytransfer.com and from Williams by going to its investor relations page on its corporate website at http://co.williams.com/investors.

Participants in the Solicitation

Energy Transfer, Williams, their respective directors and certain of their respective executive officers and employees may be deemed to be “participants” (as defined in Schedule 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) in respect of the proposed transaction. Information about Energy Transfer’s directors and executive officers is set forth in its annual report on Form 10-K filed with the SEC on March 2, 2015, and information about Williams’ directors and executive officers is set forth in its definitive proxy statement filed with the SEC on April 10, 2015. These documents are available free of charge from the sources indicated above, and from Energy Transfer by going to its investor relations page on its corporate website at http://ir.energytransfer.com and from Williams by going to its investor relations page on its corporate website at http://co.williams.com/investors. Other information regarding the participants in the solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the registration statement, the joint proxy statement/prospectus and other relevant materials Energy Transfer and Williams file with the SEC.

Forward-Looking Statements

The reports, filings, and other public announcements of Williams may contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by various forms of words such as “anticipates,” “believes,” “seeks,” “could,” “may,” “should,” “continues,” “estimates,” “expects,” “forecasts,” “intends,” “might,” “goals,” “objectives,” “targets,” “planned,” “potential,” “projects,” “scheduled,” “will,” “assumes,” “guidance,” “outlook,” “in service date” or other similar expressions. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management and include, among others, statements regarding:

•	The status, expected timing and expected outcome of the proposed merger between Williams and Energy Transfer;

•	Statements regarding the proposed merger between Williams and Energy Transfer;

•	Our beliefs relating to value creation as a result of the proposed merger between Williams and Energy Transfer;

•	Benefits and synergies of the proposed merger between Williams and Energy Transfer;

•	Future opportunities for the combined company;

•	Other statements regarding Williams’ and Energy Transfer’s future beliefs, expectations, plans, intentions, financial condition or performance;

•	Expected levels of cash distributions by Williams Partners L.P. (“WPZ”) with respect to general partner interests, incentive distribution rights and limited partner interests;

•	Levels of dividends to Williams stockholders;

•	Future credit ratings of Williams and WPZ;

•	Amounts and nature of future capital expenditures;

•	Expansion and growth of our business and operations;

•	Financial condition and liquidity;

•	Business strategy;

•	Cash flow from operations or results of operations;

•	Seasonality of certain business components;

•	Natural gas, natural gas liquids, and olefins prices, supply, and demand; and

•	Demand for our services.

Forward-looking statements are based on numerous assumptions, uncertainties and risks that could cause future events or results to be materially different from those stated or implied in this document. Many of the factors that will determine these results are beyond our ability to control or predict. Specific factors that could cause actual results to differ from results contemplated by the forward-looking statements include, among others, the following:

•	Satisfaction of the conditions to the completion of the proposed merger between Williams and Energy Transfer, including receipt of the approval of Williams’ stockholders;

•	The timing and likelihood of completion of the proposed merger between Williams and Energy Transfer, including the timing, receipt and terms and conditions of any required governmental and regulatory approvals for the proposed merger that could reduce anticipated benefits or cause the parties to abandon the proposed transaction;

•	The possibility that the expected synergies and value creation from the proposed merger between Williams and Energy Transfer will not be realized or will not be realized within the expected time period;

•	The risk that the businesses of Williams and Energy Transfer will not be integrated successfully;

•	Disruption from the proposed merger between Williams and Energy Transfer making it more difficult to maintain business and operational relationships;

•	The risk that unexpected costs will be incurred in connection with the proposed merger between Williams and Energy Transfer;

•	The possibility that the proposed merger between Williams and Energy Transfer does not close, including due to the failure to satisfy the closing conditions;

•	Whether WPZ will produce sufficient cash flows to provide the level of cash distributions we expect;

•	Whether Williams is able to pay current and expected levels of dividends;

•	Availability of supplies, market demand and volatility of prices;

•	Inflation, interest rates, fluctuation in foreign exchange rates and general economic conditions (including future disruptions and volatility in the global credit markets and the impact of these events on customers and suppliers);

•	The strength and financial resources of our competitors and the effects of competition;

•	Whether we are able to successfully identify, evaluate and execute investment opportunities;

•	Our ability to acquire new businesses and assets and successfully integrate those operations and assets into our existing businesses as well as successfully expand our facilities;

•	Development of alternative energy sources;

•	The impact of operational and developmental hazards and unforeseen interruptions;

•	Costs of, changes in, or the results of laws, government regulations (including safety and environmental regulations), environmental liabilities, litigation, and rate proceedings;

•	Williams’ costs and funding obligations for defined benefit pension plans and other postretirement benefit plans;

•	WPZ’s allocated costs for defined benefit pension plans and other postretirement benefit plans sponsored by its affiliates;

•	Changes in maintenance and construction costs;

•	Changes in the current geopolitical situation;

•	Our exposure to the credit risk of our customers and counterparties;

•	Risks related to financing, including restrictions stemming from debt agreements, future changes in credit ratings as determined by nationally-recognized credit rating agencies and the availability and cost of capital;

•	The amount of cash distributions from and capital requirements of our investments and joint ventures in which we participate;

•	Risks associated with weather and natural phenomena, including climate conditions;

•	Acts of terrorism, including cybersecurity threats and related disruptions; and

•	Additional risks described in our filings with the SEC.

Given the uncertainties and risk factors that could cause our actual results to differ materially from those contained in any forward-looking statement, we caution investors not to unduly rely on our forward-looking statements. We disclaim any obligations to and do not intend to update the above list or announce publicly the result of any revisions to any of the forward-looking statements to reflect future events or developments.

In addition to causing our actual results to differ, the factors listed above may cause our intentions to change from those statements of intention set forth in this document. Such changes in our intentions may also cause our results to differ. We may change our intentions, at any time and without notice, based upon changes in such factors, our assumptions, or otherwise.

Investors are urged to closely consider the disclosures and risk factors in Williams’ annual report on Form 10-K filed with the SEC on February 25, 2015, and each of its quarterly reports on Form 10-Q available from its offices or from its website at http://co.williams.com/investors, as well as in Energy Transfer’s annual report on Form 10-K filed with the SEC on March 2, 2015, and each of its quarterly reports on Form 10-Q available from its offices or from its website at http://ir.energytransfer.com.

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